================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              THE PMI GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              THE PMI GROUP, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          INVITATION TO ANNUAL MEETING
                                OF SHAREHOLDERS

[PMI LOGO]

THE PMI GROUP, INC.

April 21, 1998

Dear Shareholder,

  You are cordially invited to attend the 1998 Annual Meeting of Shareholders of The PMI Group, Inc. to be held on Thursday, May 21, 1998, at 9:00 a.m., Pacific Time. The meeting will be held on the 17th floor at the Company's headquarters located at 601 Montgomery Street, San Francisco, California.

  We look forward to greeting as many of our shareholders as are able to be with us. As explained in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, the purposes of the meeting are the election of Directors and ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for 1998. Your Board of Directors unanimously recommends that you vote FOR the nominees for Director identified in the proxy statement and FOR ratification of the appointment of Deloitte & Touche LLP. At the meeting, we will report on the state of our business, and there will be an opportunity for you to ask questions.

  WHETHER OR NOT YOU EXPECT TO ATTEND, TO ENSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY.

/s/ Edward M. Liddy                     /s/ W. Roger Haughton
-------------------                     ---------------------
Edward M. Liddy                         W. Roger Haughton
Chairman of the                         President and
Board of Directors                      Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO THE SHAREHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of The PMI Group, Inc., a Delaware corporation, will be held on Thursday, May 21, 1998, at 9:00 a.m., Pacific Time, at 601 Montgomery Street, 17th Floor, San Francisco, California, for the following purposes:

  1. To elect nine Directors

  2. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for 1998

  3. To transact such other business as may properly come before the meeting

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on March 31, 1998 ("Record Date") are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                       By Order of the Board of Directors

                                       /s/ Victor J. Bacigalupi
                                       ------------------------
                                       Victor J. Bacigalupi
                                       Senior Vice President
                                       General Counsel and Secretary
                                       April 21, 1998


             YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY COMPLETE,
                         SIGN, DATE AND RETURN YOUR
                                 PROXY CARD.

                                PROXY STATEMENT

  This Proxy Statement and the accompanying proxy are being mailed on or about April 21, 1998, in connection with the solicitation of proxies on behalf of the Board of Directors of The PMI Group, Inc. ("TPG"), a Delaware corporation, for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., Pacific Time, May 21, 1998, at 601 Montgomery Street, 17th Floor, San Francisco, California.

  TPG's principal executive office is located at 601 Montgomery Street, San Francisco, California 94111. The telephone number at that address is (415) 788-7878.

  RECORD DATE AND SHARES OUTSTANDING. The Record Date for determining Shareholders entitled to vote at the meeting is March 31, 1998. As of that date, approximately 32,426,038 shares of common stock were outstanding and entitled to be voted at the meeting.

  REVOCABILITY OF PROXIES. Proxies are revocable by written notice to the Secretary of TPG at any time prior to their exercise and may also be revoked by signing and delivering a proxy with a later date or by attending the meeting and voting in person.

  VOTING AND SOLICITATION. For each matter that may come before the meeting, every Shareholder will be entitled to one vote for each share of common stock registered in the Shareholder's name on the Record Date. The enclosed proxy is solicited by the Board of Directors of TPG. If the proxy is properly executed and returned, and choices are specified, the shares represented thereby will be voted at the meeting in accordance with those instructions. If no choices are specified, a properly executed proxy will be voted as follows:

  FOR -- election to the Board of the nine individuals nominated by the Board of Directors; and

  FOR -- ratification of the appointment of Deloitte & Touche LLP as independent auditors for 1998.

  Votes cast by proxy or in person at the meeting will be counted by the persons appointed by TPG to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted in the number of votes cast, but do not constitute a vote "for" or "against" any matter. Abstentions, therefore, will be disregarded in the calculation of a plurality for election of Directors and will have the same legal effect as a vote against other matters.

  A "broker non-vote" occurs when a broker (or other nominee) does not have authority to vote on a particular matter without instructions and has not received such instructions. The election inspectors will treat broker non-vote shares as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, broker non-vote shares will be disregarded in the calculation of a plurality or of votes cast.

  The cost of this solicitation will be borne by TPG. TPG has retained ChaseMellon Shareholder Services to assist in the solicitation of proxies at an estimated fee of $5,000 plus reimbursement of reasonable expenses. In addition, TPG may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain of TPG's Directors, officers and employees, without additional compensation, personally or by telephone or telegram.

  TPG's Annual Report to Shareholders for the fiscal year ended December 31, 1997, has been mailed with this document to shareholders. Shareholders should refer to that Annual Report for financial and other information about the activities of TPG. However, the Annual Report to Shareholders is not incorporated by reference into this Proxy Statement and is not to be deemed a part of this Proxy Statement.

ITEM 1: ELECTION OF DIRECTORS

  NOMINEES FOR ELECTION. A board of nine Directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nine nominees named below. All of the nominees, except for Ronald H. Zech, are presently Directors of TPG. Each person elected shall serve a one-year term as a Director until the next Annual Meeting or until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. As discussed below, Edward M. Liddy, the current Chairman of the Board, has requested that he not be included as a nominee for election as a Director of TPG. See "Director Not Standing For Reelection," below.

    JAMES C. CASTLE
    DONALD C. CLARK
    W. ROGER HAUGHTON
    WAYNE E. HEDIEN
    JOHN D. ROACH
    KENNETH T. ROSEN
    RICHARD L. THOMAS
    MARY LEE WIDENER
    RONALD H. ZECH

  Each nominee has consented to being named in this Proxy Statement and has indicated a willingness to serve if elected. However, if at the Annual Meeting any of the nominees named above is not available to serve as a Director (an event that the Board of Directors does not anticipate), the proxies will be voted for the election as Directors for such other person or persons as the Board of Directors may designate, unless the Board of Directors, in its discretion, reduces the number of Directors.

  SHAREHOLDER VOTE REQUIRED. Directors shall be elected by a plurality of the votes cast at the meeting. Only votes cast for a nominee will be counted. Votes cast include votes under proxies that are signed, but that do not have contrary voting instructions. Broker non-votes, abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will be disregarded in the calculation of a plurality of the votes cast.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES NAMED ABOVE, AND UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXY WILL BE VOTED FOR THE NOMINEES.

NOMINEES FOR DIRECTOR OF TPG

  Set forth below for each nominee is certain information, including age as of April 1, 1998, principal occupation, business experience for at least the past five years, the first year elected a Director of TPG, and the Committees of the Board of Directors on which each Director serves.

  JAMES C. CASTLE, 61, has been a Director of TPG since May 1997. He is currently Chairman and Chief Executive Officer of USCS International, Inc., a leading provider of customer management software and statement presentment services to the global communications industry, positions he has held since joining the company in August 1992. Prior to joining USCS International Inc., Dr. Castle served as Chief Executive Officer and Director of Teradata Corporation from August 1991 through April 1992. Dr. Castle is also on the boards of directors of PAR Technology Corp., ADC Telecommunications, Inc. and Leasing Solutions, Inc. He is a member of the Audit Committee.

  DONALD C. CLARK, 66, has been a Director of TPG since May 1996. Mr. Clark joined Household International, Inc., a major consumer financial services company, in 1955. He has held a number of managerial and executive positions with that company, including Secretary and Treasurer. He was elected to the board of directors of Household International, Inc., in 1974, President in 1977, Chief Executive Officer in 1982 and Chairman of the Board in 1984. In 1994, he relinquished the title of Chief Executive and in 1996 he relinquished the title of Chairman and retired. He is also on the boards of directors of Armstrong World Industries, Inc., Warner-Lambert Company, Ameritech and Scotsman Industries, Inc., and is a trustee of Clarkson University and Northwestern University. He is Chair of the Compensation and Nominating Committee.

  W. ROGER HAUGHTON, 50, has been President and Chief Executive Officer of PMI Mortgage Insurance Co. ("PMI"), TPG's principal subsidiary, since January 1993 and was elected to the same positions with TPG in January 1995. Mr. Haughton joined PMI in 1985 as Vice President of Underwriting, after 16 years with Allstate Insurance Company ("Allstate"). In 1987, he was promoted to Vice President/General Manager for PMI's Central Zone, responsible for all sales and field office operations in that region. In 1989, he became Group Vice President of Insurance Operations, Claims and Actuarial Services departments. Mr. Haughton has been President of the Mortgage Insurance Companies of America ("MICA"), the industry trade association, since March 1997. He also has a long history of active volunteerism with various affordable housing organizations, including Habitat for Humanity, and serves on the board of Social Impact. Mr. Haughton has been a Director of TPG since January 1995 and a Director of PMI since 1990.

  WAYNE E. HEDIEN, 64, has been a Director of TPG since January 1995 and was a Director of PMI between February 1983 and May 1990 and between April 1992 and January 1995. Mr. Hedien was the Chairman of the Board of Allstate from July 1989 through December 1994 and was elected to the same position with The Allstate Corporation in March 1993 in preparation for The Allstate Corporation's initial public offering. He held a variety of senior executive positions with Allstate and its affiliates prior to his retirement from Allstate in December 1994. He is also on the board of directors of the Dean Witter Funds. He is Vice Chair of the Audit Committee.

  JOHN D. ROACH, 54, has been a Director of TPG since May 1997. Mr. Roach is the Chairman, President and Chief Executive Officer of Stonegate Resources, LLC, positions he has held since October 1997. Stonegate Resources is an entity formed to acquire and operate companies in the building products industry. Prior to joining Stonegate Resources, Mr. Roach was the Chairman, President and Chief Executive Officer of Fibreboard Corporation, between July 1991 and July 1997. Prior to joining Fibreboard Corporation, Mr. Roach was Executive Vice President of Manville Corporation, a manufacturer of building products, paperboard packaging, fiberglass and industrial minerals. Mr. Roach first joined Manville Corporation in 1987, as Senior Vice President and Chief Financial Officer until 1988. Prior to joining Manville, Mr. Roach was a strategy consultant and Vice Chairman of Braxton Associates; Vice President and Managing Director of the Strategic Management Practice for Booz, Allen, Hamilton; and Vice President and Director of the Boston Consulting Group. Mr. Roach is also on the board of directors of Morrison Knudsen Corporation. He is Vice Chair of the Compensating and Nominating Committee.

  KENNETH T. ROSEN, 49, has been a Director of TPG since January 1995 and was a Director of PMI between October 1993 and January 1995. Dr. Rosen has been a Professor of Business Administration at the Haas School of Business since July 1978, and Chairman of the Fisher Center for Real Estate and Urban Economics since 1979, each at the University of California at Berkeley. He is also President of the Rosen Consulting Group, a real estate and mortgage market consulting firm. Dr. Rosen serves as the Chief Executive Officer of ERE Rosen Real Estate Securities. Dr. Rosen is also on the boards of directors of Golden West Financial Corporation and Avatar Company. He is a member of the Compensation and Nominating Committee.

  RICHARD L. THOMAS, 67, has been a Director of TPG since July 1996. Mr. Thomas is the retired Chairman of First Chicago NBD Corporation and its principal subsidiary, The First National Bank of Chicago. From January 1, 1992 until December 1, 1995, he was Chairman and CEO of First Chicago Corporation, after which he served as Chairman of First Chicago NBD Corporation until May 1996. Mr. Thomas is also on the boards of directors of CNA Financial Corporation, First Chicago NBD Corporation, IMC Global, Inc., The Sabre Group Holdings, Inc., Sara Lee Corporation and Scotsman Industries, Inc. He is a member of the Audit Committee.

  MARY LEE WIDENER, 59, has been a Director of TPG since January 1995 and was a Director of PMI between October 1993 and January 1995. Ms. Widener has been Chief Executive Officer of Neighborhood Housing Services of America, Inc. since May 1974, and also holds the title of President. Ms. Widener is also Chairperson of the board of directors of the Federal Home Loan Bank of San Francisco. She is Chair of the Audit Committee.

  RONALD H. ZECH, 54, has been nominated to serve as a Director of TPG. He is currently Chairman, Chief Executive Officer and President of GATX Corporation, whose subsidiaries engage in the leasing and management of railroad cars, provide equipment and capital asset financing and related services, own and operate tank storage terminals and pipelines, engage in Great Lakes shipping, and provide distribution and logistics support services. Mr. Zech was elected Chairman of GATX Corporation in April 1996, Chief Executive Officer in January 1996, and President in July 1994. Mr. Zech previously served as President and Chief Executive Officer of GATX Capital Corporation from 1984 to 1994. Mr. Zech is also on the boards of directors of McGrath RentCorp and two of GATX Corporation's subsidiaries, General American Transportation and GATX Capital Corporation.

DIRECTOR NOT STANDING FOR REELECTION

  EDWARD M. LIDDY, 52, has been Chairman of the Board of TPG since January 1995, and was Chairman of the Board of Directors of PMI between October 1994 and January 1995. He is currently the President and Chief Operating Officer of The Allstate Corporation and holds the same positions with Allstate. Prior to joining The Allstate Corporation in August 1994, Mr. Liddy held a variety of senior executive positions with Sears, Roebuck and Co., including Senior Vice President and Chief Financial Officer.

  On April 15, 1998, The Allstate Corporation exchanged 8,602,650 shares of TPG common stock (26.5% of TPG's shares outstanding at March 31, 1998) to redeem the 6.76% Exchangeable Notes due April 15, 1998, which The Allstate Corporation issued to the public concurrently with TPG's initial public offering in April 1995. After such exchange, The Allstate Corporation held 1,897,350 shares of TPG common stock. In light of this substantial reduction by The Allstate Corporation in the equity position of TPG, Mr. Liddy indicated to the Board his desire not to have his name placed in nomination for election at the 1998 Annual Meeting of Shareholders.

  The Board wishes to recognize Mr. Liddy's significant contributions to the Company. During Mr. Liddy's tenure as Chairman of the Board, he guided TPG through its initial public offering, provided sound and creative counsel and leadership to both the Company and its Board of Directors and was instrumental in the Company's growth and success as indicated by its fiscal year 1997 record earnings. The Board wishes to express its wholehearted praise and thanks for a job well done. The Board has indicated it intends to elect Mr. Haughton as Chairman of the Board to succeed Mr. Liddy, if the nominees described in this proxy statement are elected. The Board has also indicated that it intends to establish at its meeting to be held after the Annual Meeting of Shareholders, a Governance and Nominating Committee comprised of Messrs. Hedien, Chair, Thomas and Clark to make recommendations regarding Board nominees, and to assist the Board in its assessment of the performance of Mr. Haughton as the Chairman and Chief Executive Officer and in the transition from a non-executive to executive Chairman.

  There are no family relationships among any of the aforementioned persons.

  FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS. TPG's Board of Directors held six meetings during 1997. Each Director attended at least 75% of the Board meetings and meetings of committees of which he or she is a member. The Board of Directors has established an Audit Committee and a Compensation and Nominating Committee. The members and chair of each committee are determined from time to time by the Board.

  The Audit Committee consists of Ms. Widener, Chair, and Dr. Castle, and Messrs. Hedien and Thomas. The committee held four meetings in 1997. The committee selects a firm of independent certified public accountants to audit the books and accounts of TPG and its subsidiaries for the fiscal year for which they are appointed. In addition, the committee reviews and approves the scope and costs of all services (including nonaudit services) provided by the firm selected to conduct the audit. The committee also monitors the effectiveness of the external and internal audit effort and financial reporting, and inquires into the adequacy of financial and operating controls for TPG and its subsidiaries. The committee coordinates with TPG's Compliance Officer with respect to statutory and other business ethics matters, and receives periodic reports regarding such matters from the Compliance Officer.

  The Compensation and Nominating Committee consists of Mr. Clark, Chair, Mr. Roach, and Dr. Rosen. The committee held five meetings in 1997. The committee makes recommendations to the Board with respect to the administration of the salaries, bonuses and other compensation to be paid to the officers and other employees of PMI and TPG and acts as administrator for The PMI Group, Inc. Equity Incentive Plan. The committee also advises the Board with respect to the size and composition of the Board and recommends prospective Directors to assist in creating a balance of knowledge, experience and capability on the Board. The committee also reviews the management organization of TPG. Upon the establishment of the Governance and Nominating Committee as described above, it is anticipated that the Compensation and Nominating Committee will be renamed the Compensation Committee and that its functions relating to recommendations regarding Board size, composition and membership will be transferred to such committee.

  DIRECTORS' COMPENSATION AND BENEFITS. Directors who are employees of TPG or its subsidiaries do not receive additional compensation for their services as Directors. Each Director who is not an employee of TPG or any of its subsidiaries ("Non-Employee Director") receives fees for his or her service as a Director. Each such Non-Employee Director receives an annual retainer of $22,000. Each Non-Employee Director who serves as a Committee Chair receives an additional annual retainer of $2,000. Directors are reimbursed for reasonable expenses to attend meetings.

  Under the Directors' Deferred Compensation Plan, each Non-Employee Director may defer receipt of his or her retainer fees. The minimum permitted deferral is $5,000. All amounts deferred are deemed to be invested in phantom shares of TPG's common stock. On any date, the value of each share of phantom stock will equal the fair market value of a share of common stock, including reinvestment of any dividends. At the time when a Director makes a deferral election, he or she also must elect the time and method for payment of the deferred amounts. Phantom shares of TPG's common stock will be paid in cash.

  Under TPG's Stock Plan for Non-Employee Directors (the "Directors Plan"), each Non-Employee Director is awarded annually up to 300 shares of common stock. In the initial year as a Director, the shares are prorated (based on months of service between June 1 and May 31) and are awarded as soon as administratively practicable after the Director joins the Board. Thereafter, shares are awarded as of the first business day in June of each year (assuming that he or she remains an eligible Non-Employee Director). Each Non-Employee Director may receive only one award of common stock during any calendar year. The number of shares awarded to any Non-Employee Director will be reduced as necessary so that the fair market value of the shares on the date of award does not exceed $30,000. The Directors Plan also provides for an annual cash payment to each Non-Employee Director in an amount equal to the estimated tax liability from the award of the shares.

  The Directors Plan also annually grants each Non-Employee Director an option to purchase up to 1,500 shares of common stock (up to 3,000 shares for the initial year as a Director). In the initial year as a Director, the annual option grant is prorated (based on months of service between June 1 and May
31) and is granted as soon as administratively practicable after the Director joins the Board. Thereafter, options are granted as of the first business day in June of each year (assuming that he or she remains an eligible Non-Employee Director). The exercise price of each such option is equal to 100 percent of the fair market value on the date of grant of the shares covered by the option. Each such option becomes exercisable in three equal installments, commencing on the first anniversary of the grant date (assuming the Non-Employee Director remains on the Board on such anniversary date, otherwise any unexercisable portion of the option will be forfeited). All options granted to Non-Employee Directors have a term of no greater than 10 years from the date of grant. If a Director terminates service on the Board prior to an option's normal expiration date, the period of exercisability of the option may be shorter, depending upon the reason for the termination. The Board of Directors retains the discretion, however, to extend up to five years the period of exercisability of an option following termination of service under certain circumstances.

  In order to more closely align the interest of Non-Employee Directors with those of TPG's shareholders, the Board has adopted a policy regarding common stock ownership by Non-Employee Directors. Each Non-Employee Director is expected to own by the fifth anniversary of serving on the Board, the equivalent number of shares of TPG's common stock representing five times the annual retainer fee. The following table sets forth the fees and other compensation benefits paid to all Non-Employee Directors.

               NON-EMPLOYEE DIRECTOR'S COMPENSATION AND BENEFITS

-------------------------------------------------------------------------------

                          ANNUAL   INITIAL GRANT     ANNUAL GRANT    ANNUAL GRANT
                         RETAINER      OF TPG           OF TPG          OF TPG
                         FEES/1/  STOCK OPTIONS/2/ STOCK OPTIONS/3/ COMMON STOCK/4/
-----------------------------------------------------------------------------------
Board Members........... $22,000    3,000 shares     1,500 shares     300 shares
Committee Chair, Audit
 and Compensation and
 Nominating Committees.. $ 2,000             N/A              N/A            N/A

-------------------------------------------------------------------------------
Note: Grants will be made under the Directors Plan.
/1/ Under the Directors' Deferred Compensation Plan, each Non-Employee Director may elect to defer up to 100% of the fees and other cash compensation that he or she may receive from TPG in the form of cash for service as a Director (but in no case may a Director defer less than $5,000 for the year in question, if deferral is elected). The deferred amount will be deemed to be invested in phantom shares of TPG common stock. Amounts deferred are payable at the Director's option on a fixed future date or upon retirement from the Board. Payment of amounts deferred will be made either in lump sum or in equal annual installments over a period not to exceed ten years.
/2/ Granted only in the initial year of joining the Board. The stock option vests in three equal installments on the first, second and third anniversaries of the grant. The exercise price is equal to the fair market value on the date of the grant.
/3/ Granted after the initial year of joining the Board for each subsequent full year of service. The stock option vests in three equal installments on the first, second and third anniversaries of the grant. The exercise price is equal to the fair market value on the date of the grant.
/4/ Granted for each full year of service, prorated for service of less than one year, and not to exceed $30,000 in fair market value on the date of the grant. Directors will also receive a cash payment equal to a Director's tax liability resulting from the stock grant.
-------------------------------------------------------------------------------

EXECUTIVE OFFICERS OF TPG

  Set forth below is certain information regarding TPG's executive officers as of December 31, 1997, ("Executive Officers"), including age as of April 1, 1998, and business experience for at least the past five years.

  W. ROGER HAUGHTON, 50, President and Chief Executive Officer of TPG and PMI. See, Nominees for Director of TPG, above.

  L. STEPHEN SMITH, 48, has been Executive Vice President of Marketing and Field Operations of PMI since May 1994 and was elected to the same positions with TPG in January 1995. Prior thereto, he was PMI's Senior Vice President of Field Operations from September 1993 to May 1994, Senior Vice President of Marketing and Customer Technology from December 1991 to September 1993 and Vice President/General Manager of PMI's Eastern Zone from September 1985 to December 1991.

  JOHN M. LORENZEN, Jr., 53, has been Executive Vice President of PMI since May 1994 and Chief Financial Officer of PMI since April 1989, and was elected to the same positions with TPG in January 1995. Prior thereto, he was PMI's Senior Vice President from April 1989 to May 1994 and Vice President of Finance from April 1985 to April 1989.

  CLAUDE J. SEAMAN, 51, has been Executive Vice President of Insurance Operations of PMI since May 1994, and was elected to the same positions with TPG in January 1995. Prior thereto, he was PMI's Senior Vice President of Insurance Operations from March 1993 to May 1994, Vice President of Claims from December 1991 to March 1993 and Vice President of Underwriting from January 1987 to December 1991.

  VICTOR J. BACIGALUPI, 54, has been Senior Vice President, General Counsel and Secretary of TPG and PMI since November 1996. Prior to joining TPG, he was a partner in the law firm of Bronson, Bronson & McKinnon LLP, San Francisco, California since February 1992.

  THOMAS C. BROWN, 49, has been Senior Vice President of National Accounts of TPG and PMI since June 1997. Prior to joining TPG, he was president and chief executive officer of Centerbank Mortgage Company, positions he held since 1989.

  JOHN H. FULFORD, 48, has been Senior Vice President of National Sales of TPG and PMI since August 1997. Prior to joining TPG, he was senior vice president of marketing at Fannie Mae. He first joined Fannie Mae in 1983, serving as senior assistant regional vice president of marketing and in 1985 became the company's senior vice president for its western regional office, a position he held for eleven years.

  DANIEL L. ROBERTS, 48, has been Senior Vice President, Chief Information Officer of TPG and PMI since December 1997. Prior to joining TPG, he was vice president and chief information officer of St. Joseph Health System, a position he held since he joined the company in October 1994. Prior thereto, he was vice president, information services and chief information officer for a division of Catholic Healthcare West, positions he held since joining the company in December 1990. Mr. Roberts was a partner with the accounting firm of Deloitte & Touche from July 1985 to December 1990.

  BRADLEY M. SHUSTER, 43, has been Senior Vice President, Treasurer and Chief Investment Officer of PMI since August 1995, and was elected to the same position with TPG, in September, 1995. Prior thereto, he was an audit partner with the accounting firm of Deloitte & Touche LLP from May 1988 to July 1995.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of March 31, 1998, unless otherwise noted, certain stock ownership information regarding all shareholders known by TPG to be the beneficial owners of five percent or more of TPG's common stock, each nominee and current Director of TPG, and each Named Executive Officer listed in the 1997 Summary Compensation Table herein, and all Directors, nominees and the Executive Officers as a group. For purposes of this table, a beneficial owner is generally any person or entity that directly, indirectly, or through a family relationship has or shares the power to vote or direct the vote of the shares, has the power to trade or dispose of the shares, or has the right to acquire the ownership of any shares at any time within 60 days through the exercise of any option, warrant, right, or convertible security.

                        COMMON STOCK BENEFICIALLY OWNED

                                                                     PERCENTAGE
                                                            NUMBER       OF
     BENEFICIAL OWNER                                     OF SHARES   CLASS/1/
     ----------------                                     ---------- ----------
     THE ALLSTATE CORPORATION/2/......................... 10,500,000   32.38%
     2775 Sanders Road
     Northbrook, IL 60062-6127
     FMR CORPORATION/3/..................................  4,295,140   13.25%
     82 Devonshire Street
     Boston, MA 02109
     WELLINGTON MANAGEMENT COMPANY LLP/4/................  3,235,000    9.98%
     75 State Street
     Boston, MA 02109
     AXA ASSURANCES I.A.R.D. MUTUELLE/5/.................  3,038,400    9.37%
     c/o The Equitable Companies Incorp.
     787 Seventh Avenue
     New York, NY 10019
     DIRECTORS AND NOMINEES
     ----------------------
     James C. Castle/6/..................................      1,300       *
     Donald C. Clark/7/..................................      2,600       *
     W. Roger Haughton/8/................................     76,198       *
     Wayne E. Hedien/9/..................................      3,883       *
     Edward M. Liddy/1//0/...............................      2,600       *
     John D. Roach/1//1/.................................      2,300       *
     Kenneth T. Rosen/1//2/..............................      2,683       *
     Richard L. Thomas/1//3/.............................     14,417       *
     Mary Lee Widener/1//4/..............................      2,683       *
     Ronald H. Zech......................................      1,000       *
     OTHER EXECUTIVE OFFICERS
     ------------------------
     L. Stephen Smith/1//5/..............................     36,311       *
     John M. Lorenzen, Jr./1//6/.........................     34,839       *
     Claude J. Seaman/1//7/..............................     31,645       *
     Victor J. Bacigalupi/1//8/..........................      2,467       *
     ALL DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS A
     GROUP (18 PERSONS)/1//9/............................    219,428       *

--------
 *Less than 1%
 /1/ As of March 31, 1998, there were outstanding 32,426,038 shares of common stock, the only class of voting stock of TPG.
 /2/ Based on Schedule 13G Amendment No. 2 filed with the Securities and Exchange Commission ("SEC") on February 12, 1998, The Allstate Corporation held sole voting and sole dispositive power as to 10,500,000 shares. According to the filing, Allstate, a wholly-owned subsidiary of The Allstate Corporation, beneficially owns the 10,500,000 shares of common stock. By virtue of the affiliated relationship between Allstate and The Allstate Corporation, each of them may be deemed the beneficial owners of the common stock. On April 15, 1998, The Allstate Corporation exchanged 8,602,650 shares of TPG Common Stock to redeem the 6.76% Exchangeable Notes due April 15, 1998, which The Allstate Corporation issued to the public concurrently with TPG's initial public offering in April 1995. After such exchange, The Allstate Corporation held approximately 1,897,350 shares of TPG Common Stock.
 /3/ Based on Schedule 13G Amendment No. 3 filed with the SEC on February 12, 1998, FMR Corporation ("FMR"), held sole voting power as to 292,000 of such shares and held sole dispositive power as to 4,295,140 shares. According to the filing, FMR has no shared voting or shared dispositive power over such shares. The filing indicates that Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR and an investment adviser, is the beneficial owner of 3,846,340 shares of the common stock, which are held of record by clients of Fidelity. Such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the common stock, however, no one client is known to have such right or power with respect to more than five percent of the common stock. The shares beneficially owned by Fidelity also include 660,000 shares of common stock resulting from the conversion of the 6.76% Exchangeable Notes due April 15, 1998, into 660,000 shares of TPG common stock. As of March 31, 1998, FMR Corporation, however, was the owner of 3,635,140 shares of common stock for purposes of voting at TPG's May 21, 1998 Annual Meeting of Shareholders.
 /4/ Based on Schedule 13G Amendment No. 1 filed with the SEC on February 10, 1998, Wellington Management Company LLP ("Wellington") held shared voting power as to 300 of such shares and held shared dispositive power as to 3,235,000 shares. According to the filing, Wellington has no sole voting power or sole dispositive power over such shares. The filing indicates that Wellington, in its capacity as investment adviser, may be deemed to beneficially own 3,235,000 shares of common stock, which are held of record by clients of Wellington. Such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the common stock, however, no one client is know to have such right or power with respect to more than five percent of the common stock. The filing also indicates that 3,234,700 shares held by Vanguard/Windsor Funds Inc., are included in the total shares reported for Wellington.
/5/   Based on Schedule 13G Amendment No. 3 filed with the SEC on
      February 10, 1998, AXA Assurances I.A.R.D. Mutuelle ("AXA") held sole voting power as to 896,000 of such shares and held sole dispositive power as to 3,038,400 of such shares. According to the filing, AXA has no shared dispositive power over such shares.
 /6/ Does not include 396 shares of common stock equivalents arising from Director's election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan.
 /7/ Includes options to purchase 1,000 shares of common stock exercisable within 60 days of March 31, 1998. Does not include 961 shares of common stock equivalents arising from Director's election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan.
 /8/ Includes options to purchase 73,945 shares of common stock exercisable within 60 days of March 31, 1998 and 753 shares of common stock deemed owned under The PMI Group, Inc., Savings and Profit-Sharing Plan (the "401(k) Plan").
 /9/ Includes options to purchase 1,000 shares of common stock exercisable within 60 days of March 31, 1998.
/10/ Includes options to purchase 1,000 shares of common stock exercisable within 60 days of March 31, 1998. Does not include 925 shares of common stock equivalents arising from Director's election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan.
/11/ Does not include 396 shares of common stock equivalents arising from Director's election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan.
/12/ Includes options to purchase 1,000 shares of common stock exercisable within 60 days of March 31, 1998. Does not include 757 shares of common stock equivalents arising from Director's election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan.
/13/ Includes option to purchase 917 shares of common stock exercisable within 60 days of March 31, 1998. Does not include 198 shares of common stock equivalents arising from Director's election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan. Does not include 1,000 shares of common stock held by the Thomas Family Limited Partnership, in which Mr. Thomas has a 2.5% ownership interest.
/14/ Includes options to purchase 1,000 shares of common stock exercisable within 60 days of March 31, 1998.
/15/ Includes options to purchase 35,557 shares of common stock exercisable within 60 days of March 31, 1998 and 754 shares of common stock deemed owned under the 401(k) Plan.
/16/ Includes options to purchase 34,085 shares of common stock exercisable within 60 days of March 31, 1998 and 754 shares of common stock deemed owned under the 401(k) Plan.
/17/ Includes options to purchase 30,892 shares of common stock exercisable within 60 days of March 31, 1998 and 753 shares of common stock deemed owned under the 401(k) Plan.
/18/ Includes options to purchase 2,034 shares of common stock exercisable within 60 days of March 31, 1998 and 433 shares of common stock deemed owned under the 401(k) Plan.
/19/ Includes options to purchase 186,932 shares of common stock exercisable within 60 days of March 31, 1998 and 3,447 shares of common stock deemed owned under the 401(k) Plan.

  EXECUTIVE COMPENSATION. Except as otherwise indicated, the following 1997 Summary Compensation Table sets forth information on compensation for 1997 for the Chief Executive Officer and for each of the four most highly compensated executive officers (collectively the "Named Executive Officers") of TPG.

                        1997 SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------

                          ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                         ------------------------- ---------------------------------
                                                          AWARDS
                                                   -----------------------
                                                   RESTRICTED   SECURITIES
                                                     STOCK      UNDERLYING    LTIP         ALL OTHER
                         YEAR     SALARY  BONUS/1/   AWARDS      OPTIONS    PAYOUTS     COMPENSATION/5/
                         ----    -------- -------- ----------   ----------  --------    ---------------
W. ROGER HAUGHTON        1997    $451,002 $203,267  $      0      22,500    $      0        $6,660
 President and           1996    $400,000 $199,001  $      0      20,300    $      0        $5,580
 Chief Executive Officer 1995    $223,667 $ 95,080  $288,000/2/   37,785/3/ $114,744/4/     $3,780
L. STEPHEN SMITH         1997    $211,656 $ 89,910  $      0       9,200    $      0        $6,660
 Executive Vice
 President               1996    $210,100 $ 94,072  $      0       8,900    $      0        $5,580
 of Marketing & Field    1995    $185,752 $ 71,075  $      0      24,735    $ 56,118        $3,780
 Operations
JOHN M. LORENZEN, JR.    1997    $211,101 $ 85,629  $      0       8,600    $      0        $6,660
 Executive Vice
 President,              1996    $200,096 $ 89,593  $      0       8,500    $      0        $5,580
 Chief Financial Officer 1995    $169,521 $ 76,329  $      0      24,105    $ 50,582        $3,780
 and Assistant Secretary
CLAUDE J. SEAMAN         1997    $188,510 $ 67,969  $      0       6,300    $      0        $6,660
 Executive Vice
 President               1996    $170,998 $ 68,057  $      0       5,800    $      0        $5,580
 of Insurance Operations 1995    $154,286 $ 66,657  $      0      23,541    $ 45,924        $3,780
 and Assistant Secretary
VICTOR J. BACIGALUPI     1997    $202,000 $ 63,729  $      0       4,600    $      0        $1,062
 Senior Vice President   1996/6/ $ 33,335 $ 11,609  $      0       1,500    $      0        $    0
 General Counsel and     1995         N/A      N/A       N/A         N/A         N/A           N/A
 Secretary

-------------------------------------------------------------------------------
Note: Executives also receive financial planning assistance, automobile allowance and reimbursed parking, but such amounts did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of each executive.
/1/ Bonus amounts shown for 1997 were earned during 1997 and paid in 1998.
/2/ On December 31, 1997, Mr. Haughton held 6,000 shares of restricted common stock, which had a market value of $433,875 valued at the closing stock price of the common stock on the New York Stock Exchange on December 31, 1997 of $72.31 per share. The restricted stock was granted on November 15, 1995 and vests in three equal installments on November 15, 1998, November 15, 1999 and November 15, 2000. Any dividends paid on the shares will be paid to Mr. Haughton currently.
/3/ In February 1995, Mr. Haughton was granted options under The Allstate
    Corporation Equity Incentive Plan that automatically converted into options to purchase 7,785 shares of common stock in April 1995.
/4/ Included in the 1995 amount for Mr. Haughton is $62,613 that was earned for the three-year period ended 1995 and paid in 1996 under The Allstate Corporation Long-Term Incentive Plan.
/5/ Represents employer-matching contributions to the Named Executive
    Officer's account under The PMI Group, Inc. Savings and Profit-Sharing Plan, a "401(k)" Plan.
/6/ Mr. Bacigalupi commenced employment with the Company during November 1996.
-------------------------------------------------------------------------------

  OPTION GRANTS. The following table is a summary of all TPG stock options granted to the Named Executive Officers during 1997. Individual grants are listed separately for each Named Executive Officer. The Company has not granted any SARs.

                             OPTION GRANTS IN 1997

-------------------------------------------------------------------------------

                                                                        POTENTIAL REALIZABLE VALUE
                                                                          AT ASSUMED ANNUAL RATES
                         NUMBER OF    % OF TOTAL                        OF STOCK PRICE APPRECIATION
                           SHARES      OPTIONS                              FOR OPTION TERM/3/
                         UNDERLYING GRANTED TO ALL EXERCISE             ---------------------------
                           OPTION    EMPLOYEES IN    PRICE   EXPIRATION
                         GRANTED/1/ FISCAL YEAR/2/ ($/SHARE)    DATE         5%            10%
---------------------------------------------------------------------------------------------------
W. Roger Haughton.......   22,500        12.1%      $53.44    02/11/07  $    756,148 $    1,916,226
L. Stephen Smith........    9,200         4.9        53.44    02/11/07       309,180        783,524
John M. Lorenzen, Jr....    8,600         4.6        53.44    02/11/07       289,016        732,424
Claude J. Seaman........    6,300         3.4        53.44    02/11/07       211,721        536,543
Victor J. Bacigalupi....    4,600         2.5        53.44    02/11/07       154,590        391,762
---------------------------------------------------------------------------------------------------

/1/ The options have a per share exercise price equal to the fair market value of a share of common stock on the grant date and vest in three equal installments on the first, second and third anniversaries of the grant. The required exercise price and tax withholding may be paid in shares of common stock.
/2/ Represents percentage of total options to purchase common stock granted under The PMI Group, Inc. Equity Incentive Plan ("Equity Incentive Plan") to employees of TPG and its subsidiaries during 1997.
/3/ Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.
    ----------------------------------------------------------------------------

  The following table shows the number of shares underlying unexercised options and the value of grants outstanding as of December 31, 1997 for each of the Named Executive Officers. The Company has not granted any SARs. No stock options were exercised by the Named Executive Officers during 1997.

                               OPTIONS EXERCISED

-------------------------------------------------------------------------------

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                          SHARES                  OPTIONS AT           IN-THE-MONEY OPTIONS
                         ACQUIRED               FISCAL YEAR END        AT FISCAL YEAR END/1/
                            ON     VALUE   ------------------------- -------------------------
                         EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----------------------------------------------------------------------------------------------
W. Roger Haughton.......     0      $ 0      47,083       48,628     $1,774,567   $1,274,069
L. Stephen Smith........     0        0      21,278       23,378        783,367      646,390
John M. Lorenzen, Jr....     0        0      20,350       22,301        748,695      619,961
Claude J. Seaman........     0        0      19,011       18,013        707,965      521,758
Victor J. Bacigalupi....     0        0         500        5,600          7,906      102,638
----------------------------------------------------------------------------------------------

/1/ Value is based on the closing price of TPG's common stock on the New York
    Stock Exchange on December 31, 1997 of $72.31 per share.

-------------------------------------------------------------------------------

  LONG-TERM INCENTIVE PLAN AWARDS. The following table is a summary of the performance share awards that were made to the Named Executive Officers during 1997. The performance shares will vest only if TPG's 1997, 1998 and 1999 goals for net operating income per share and return on equity are achieved. There can be no assurance that any such targets actually will be achieved, and therefore, there can be no assurance that any performance shares actually will vest and become payable. The Compensation and Nominating Committee retains discretion to waive performance measures and alter award amounts. No estimate or assumption in this table is a forecast of TPG's future performance. For each performance share that vests, the Named Executive Officer will receive, at the discretion of the Compensation and Nominating Committee, either one share of common stock (subject to any adjustments for any changes in the common stock) or a cash payment in an amount equal to the fair market value thereof. If a Named Executive Officer terminates employment before the end of the performance period, the number of performance shares otherwise payable to him or her may be reduced or forfeited entirely, depending upon the reason for the termination.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

-------------------------------------------------------------------------------

                                                                                 ESTIMATED FUTURE PAYOUTS UNDER
                                                                                  NON-STOCK PRICED-BASED PLANS
                                                                                     (NUMBER OF SHARES)/3/
                                                                                 -----------------------------------
                             NUMBER OF SHARES,      PERFORMANCE OR OTHER PERIOD   THRESHOLD    TARGET      MAXIMUM
                         UNITS, OR OTHER RIGHTS/1/ UNTIL MATURATION OR PAYOUT/2/     (#)        (#)          (#)
---------------------------------------------------------------------------------------------------------------------
W. Roger Haughton.......           3,798                     1997-1999                  1,899      3,798        7,596
L. Stephen Smith........           1,555                     1997-1999                    778      1,555        3,110
John M. Lorenzen, Jr....           1,481                     1997-1999                    741      1,481        2,962
Claude J. Seaman........           1,058                     1997-1999                    529      1,058        2,116
Victor J. Bacigalupi....             794                     1997-1999                    397        794        1,588

-------------------------------------------------------------------------------
/1/ Represents the target number of performance shares granted to each Named
    Executive Officer during 1997 under the Equity Incentive Plan.
/2/ The performance period runs from January 1, 1997 through December 31, 1999. /3/ The threshold number of shares is awarded for obtaining the minimum goals, target shares are awarded for obtaining 100% of the goals and the maximum number of shares is awarded for exceeding the target goals by a preset amount.

-------------------------------------------------------------------------------

  CHANGE OF CONTROL ARRANGEMENTS. In February 1998, the Board of Directors amended the Equity Incentive Plan to provide that upon a Change of Control, all outstanding stock options, restricted stock and performance shares shall become 100% vested and immediately exercisable. Under the Equity Incentive Plan, "Change of Control" generally means the earlier to occur of: (i) ten
(10) days following a public announcement that a person or group of affiliated or associated persons (other than (a) TPG, (b) a majority owned subsidiary of TPG, (c) any employee benefit plan of TPG or any majority owned subsidiary of TPG, (d) any entity holding common stock for or pursuant to the terms of any such plan, or (e) The Allstate Corporation and its affiliates, and their respective successors, pending such time that The Allstate Corporation distributes or transfers its current ownership interest in the common stock as contemplated by the Prospectus dated April 10, 1995 relating to the initial public offering of the common stock) (an "Acquiring Person") have acquired beneficial ownership of 10% or more of the outstanding common stock (or 15% in the case of a passive investor meeting the definition of a Qualified Institutional Investor as set forth in the Equity Incentive Plan); or (ii) ten
(10) business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of, an intention to make a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding common stock.

  TPG has also entered into Change of Control Employment Agreements ("Employment Agreement") with certain senior officers of TPG, including Messrs. Haughton, Smith, Lorenzen, Seaman and Bacigalupi (the "Executives") each agreement dated as of February 12, 1998. TPG believes it is imperative to be able to maintain a stable and competent management base, and that the continued success of TPG depends, to a significant degree, on the skills and competence of its senior officers. The Employment Agreements are intended to assure that TPG will have the continued dedication of its senior officers by diminishing the inevitable distraction of such officers by virtue of the personal uncertainties and risks arising from the possibility, threat or occurrence of a change of control of TPG. Generally, severance benefits will be triggered under the Employment Agreement if, a change of control occurs and the Executive's employment is terminated by the Executive for "Good Reason," or by TPG other than for "Cause," "Death" or "Disability," as defined in the Employment Agreement during the three year period following a "Change of Control". Under the Employment Agreement, "Change of Control," generally means the acquisition of 20% or more of either: (i) the then outstanding shares of common stock of TPG; or (ii) the combined voting power of the then outstanding shares of common stock of TPG, excluding, however, (a) any acquisition directly from TPG, (b) any acquisition by TPG, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by TPG. Payments and benefits include: a lump-sum cash payment equal to up to three times' (depending on the senior officer involved) base salary and target incentive; plus an amount equal to the difference between the aggregate benefit under the Retirement Plan and the Supplemental Employee Retirement Plan benefit which the Executive would have accrued (whether or not vested) had the Executive's employment continued for up to three years (depending on the senior officer involved) after the date of termination, and the actual vested benefit under such plans as of the date of the Executive's termination of employment; continuation of welfare benefit plan coverage for up to three years (depending on the senior officer involved); and outplacement services. Under certain circumstances, a portion of the present value of the benefits payable under the Employment Agreement or upon the acceleration of the vesting of all outstanding stock options, restricted stock and performance shares could be subject to a 20% excise tax under the Internal Revenue Code and be nondeductible by TPG. TPG has agreed, subject to limited exceptions, to reimburse the Executives for any such excise taxes, together with any additional excise or income taxes resulting from such reimbursement.

  GENERAL COMPENSATION AND BENEFIT PLANS. TPG's Named Executive Officers participate in certain stock option, retirement and profit-sharing plans sponsored by TPG, some of which are intended to qualify for tax-favored treatment under the Internal Revenue Code, as amended ("Code"). These plans include the Equity Incentive Plan; The PMI Group, Inc. Retirement Plan ("Retirement Plan"), a defined benefit pension plan intended to qualify under
Section 401(a) of the Code; and The PMI Group, Inc. Supplemental Employee Retirement Plan ("SERP"), a nonqualified plan designed to provide benefits in excess of those permitted to be provided under the Retirement Plan because of the Code limitations described below. The Named Executive Officers are also eligible to participate in the Officer Deferred Compensation Plan, which permits each participant to elect to defer receipt of part or all of his or her eligible compensation on a pre-tax basis, and The PMI Group, Inc. Savings and Profit-Sharing Plan ("401(k) Plan"), a defined contribution plan intended to qualify under Section 401(a) of the Code. TPG also makes matching and discretionary contributions to the 401(k) Plan.

  The pension benefit under the Retirement Plan and SERP is based on the executive's average of his or her five highest consecutive years' compensation. Credited service under the Retirement Plan includes only service after the completion of TPG's initial public offering in April 1995 (up to a maximum of 35 years). Credited service for the SERP includes all service with TPG; Sears, Roebuck and Co.; and Allstate. Benefits are computed on a straight-line annuity basis and are not subject to deduction for Social Security or other offset amounts.

  Compensation under the Retirement Plan and SERP is based upon the total annual cash compensation (up to $160,000 for 1997, as limited by the Code) for services rendered to PMI and its affiliates, including pre-tax deferrals, but excluding items such as certain incentive and long-term executive compensation plan awards, the value of stock awards and employer contributions to profit sharing plans. Covered compensation under the Retirement Plan in 1997 (without Code limitations) was $650,003, $315,728, $300,694, $256,567 and $213,609 for
Messrs. Haughton, Smith, Lorenzen, Seaman, and Bacigalupi, respectively. As of December 31, 1997, Messrs. Haughton, Smith, Lorenzen, Seaman and Bacigalupi had approximately 28, 19, 13, 22 and 1 years of credited service, respectively, under the SERP. Messrs. Haughton, Smith, Lorenzen, and Seaman each had 2.667 years of credited service under the Retirement Plan. Mr. Bacigalupi had 1 year of credited service under the Retirement Plan.

  The following table indicates the annual benefits the Named Executive Officers would receive at their normal retirement date if they continue as TPG employees at the specified levels of compensation and for the years of credited service under the combined formulas of the Retirement Plan and the SERP.

                              PENSION PLAN TABLE

   REMUNERATION                         YEARS OF SERVICE
   ------------      ----------------------------------------------------------------------
                        15            20             25             30             35
                     --------       -------       --------       --------       --------
     $200,000        $ 63,000       $85,000       $106,000       $127,000       $148,000
      250,000          80,000       107,000        133,000        160,000        187,000
      300,000          96,000       129,000        161,000        193,000        225,000
      350,000         113,000       151,000        188,000        226,000        264,000
      400,000         129,000       173,000        216,000        259,000        302,000
      450,000         146,000       194,000        243,000        292,000        340,000
      500,000         162,000       216,000        271,000        325,000        379,000
      550,000         179,000       238,000        298,000        358,000        417,000
      600,000         195,000       260,000        326,000        391,000        456,000
      650,000         212,000       282,000        353,000        424,000        494,000
      700,000         228,000       304,000        381,000        457,000        533,000

--------
Note: Assumes age 65 normal retirement. Amounts represent total annual benefit payable under both the Retirement Plan and the SERP. The amount shown is for a single life annuity. If another form of benefit is elected, such as a joint and survivor annuity, the benefit amount would be lower.

                     COMPENSATION AND NOMINATING COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  This report is provided by the Compensation and Nominating Committee of the Board of Directors to assist shareholders in understanding the Committee's objectives and procedures in establishing the compensation of TPG's Chief Executive Officer and other senior TPG officers.

  As members of the Compensation and Nominating Committee ("Committee") of the Board of Directors, it is our responsibility to review and set compensation levels of the Chief Executive Officer and other senior officers of TPG, evaluate the performance of management and consider management succession and related matters.

  The Committee is composed of independent, non-employee members of the Board of Directors who are not eligible to participate in any of the executive compensation programs of TPG. The Committee met five times in 1997. The Committee sets the overall compensation principles of TPG and reviews the entire program at least annually for its effectiveness. Every two years, the Committee conducts a comprehensive review of the Company's compensation philosophy, policies and programs for its executive officers. The purpose of this review is to ascertain whether the Company's total compensation program remains competitive to attract, retain and motivate skilled executives who are capable of developing and implementing a business strategy designed to build shareholder value.

  The Committee's 1997 compensation actions and policies were based on internally generated information, comparative pay practice data, recommendations about TPG executive compensation practices from an outside consulting firm in 1995 and its own review of the status of the executive compensation program that was adopted by TPG in 1996.

  COMPENSATION PHILOSOPHY. TPG's compensation philosophy is to tie total compensation for executives closely to the creation of shareholder value. This philosophy is supported through competitive base salaries that are targeted at the 50th percentile among the group of peer companies in which TPG competes for executive talent, through an annual incentive plan that focuses management employees on key financial measures that promote shareholder value through prudent growth and profitability, and through long-term incentives under TPG's Equity Incentive Plan that tie rewards directly to increasing shareholder value and place executives in the same risk/reward posture as outside shareholders. TPG's competitors for executive talent are not necessarily the same companies that would be included in an industry index established to compare shareholder returns because TPG requires skills and perspectives from a broader range of backgrounds. Thus, the comparable companies for purposes of executive compensation are not necessarily limited to those contained in the industry group index used in the performance comparison graph included in this Proxy Statement. TPG's focus on shareholder value creation is further supported by TPG's policy for suggested stock ownership levels for senior executives.

  The Committee also considers whether compensation paid to TPG's senior executives will be fully tax deductible to TPG. Section 162(m) of the Internal Revenue Code as amended (the "Code") contains special rules regarding the federal income tax deductibility of compensation paid to the CEO and to each of the other four most highly compensated Named Executive Officers. The general rule is that annual compensation paid to any of these executives will be deductible only to the extent that it does not exceed $1,000,000 or qualifies as "performance-based" compensation under Section 162(m). At present, the Committee has not adopted an overall policy with respect to
Section 162(m) because the current level of non-performance based annual compensation paid to TPG's Chief Executive Officer and other senior officers is individually below $1,000,000. Therefore, the Committee currently expects Code Section 162(m) to have no material effect on TPG.

  Nevertheless, the Committee intends, to the extent consistent with TPG's best interest, to take measures to ensure the continued federal income tax deductibility of TPG's executive compensation. For example, the Equity Incentive Plan permits the Committee (in its discretion) to grant stock options and performance shares that will qualify as performance-based compensation under Code Section 162(m), and therefore, be fully deductible to TPG.

  BASE SALARIES. In 1997, the Committee increased salaries of Mr. Haughton and other executive officers to reflect its philosophy of paying competitive compensation and the fact that TPG was publicly-held. In 1997, Mr. Haughton's salary was increased from $400,000 to $451,000. This increase was intended to make Mr. Haughton's salary competitive with those companies with whom TPG compares itself. The increase recognized the significant progress TPG has made in becoming a fully independent company and also its record operating results in 1996. The base salaries of the CEO, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and Assistant Vice Presidents are set annually by the Committee. TPG seeks to pay its executives at competitive levels, based on the scope of responsibilities applicable to each position. Competitive base salary levels are defined as the median (50th percentile) level among a broader group of companies than would be included in an industry index established to compare shareholder returns.

  ANNUAL INCENTIVES. The 1997 annual incentive award paid cash amounts tied to
(a) specific financial measures supporting continued growth, profitability and increased shareholder value and/or (b) individual performance objectives. These measures and objectives are identified by management and approved by the Committee. The annual incentive award was designed to provide market median levels of compensation for performance that met individual and/or annual financial benchmarks set at the beginning of the year and approved by the Committee. The incentive award provided approximately 75th percentile rewards for superior performance against these annual objectives and measures.

  The 1997 annual incentive award was based upon satisfactory performance of certain individual performance objectives and/or three TPG performance measures, which include net operating earnings per share growth, new insurance written growth and combined ratio levels. No payouts are made as an annual incentive award unless TPG earns a threshold return on average equity level that exceeds a risk-free rate of return (i.e., the 10-year U.S. Treasury bond rate) for the year. The Committee also retains discretion to waive performance measures and alter award amounts. The 1997 annual incentive awards for the executive officers were based solely on meeting the three TPG performance measures. One executive officer had an additional individual objective tied to the results of TPG's investment portfolio.

  The targets for TPG's performance measures are approved by the Committee shortly after the beginning of each fiscal year. Similarly, the Committee certifies annually that awards payable as annual incentives correspond to performance goals and the target level established at the beginning of the year. TPG's independent auditors perform certain agreed-upon incentive compensation recomputation procedures and issue a report to TPG of their result. The Committee retains discretion to alter the award otherwise payable to any executive and/or to pay a bonus for the achievement of other objectives.

  For 1997, Mr. Haughton's annual incentive award was based on the three TPG performance measures. Mr. Haughton's annual incentive award ranges from 0 percent to 100 percent of his base salary, depending upon actual achievement of performance measures established by TPG. For 1997, Mr. Haughton received an annual incentive award of $203,267 representing 45% of his base salary.

  LONG-TERM INCENTIVES. The purpose of TPG's long-term incentive program is to reward top management for increasing shareholder value and to develop stock ownership among key executives. Long-term incentives are designed to position TPG's executives competitively between the 50th and 75th percentile of TPG's peer group. The Committee's long-term incentive philosophy provides for annual awards under the Equity Incentive Plan of stock options and performance shares to the CEO, Executive Vice Presidents and Senior Vice Presidents, and for the award of stock options alone to Vice Presidents and Assistant Vice Presidents. In addition, TPG awards stock options every other year to officers of the Company below the level of Assistant Vice President.

  Stock options vest over three years and have an exercise price equal to 100 percent of fair market value on the date of grant, with a maximum term of up to 12 years. Performance shares, which are granted only to Senior Vice Presidents and above, are earned based on TPG's performance against certain financial measures over a three-year period. Performance shares are payable in shares of stock or cash, as determined by the Committee. Performance shares for the performance period 1997 through 1999 will be earned based upon average annual growth in net operating income per share over that three-year period. Any awards earned during the cycle will be paid in early 2000 and only if TPG's three-year average return on equity is at least four percentage points above the 10-year Treasury Bond yield over the same period. The Committee has discretion to waive performance measures or goals and alter award amounts.

  In accordance with the Equity Incentive Plan and in connection with the compensation levels approved by the Committee for key executives, in 1997, Mr. Haughton was granted stock options covering 22,500 shares and a target award of 3,798 performance shares both in consideration of his role and importance to TPG and to strongly align him with shareholder objectives. The stock options vest over three years and have an exercise price of $53.44 per share (100 percent of the fair market value on the date of grant), with a maximum term of 10 years. The performance shares will vest only if TPG's 1997, 1998 and 1999 goals for net operating income per share growth and return on average equity are achieved.

COMPENSATION AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

  DONALD C. CLARK, CHAIR
  JOHN D. ROACH, VICE CHAIR
  DR. KENNETH T. ROSEN

COMPENSATION COMMITTEE
INTERLOCKS AND
INSIDER PARTICIPATION

  The Compensation and Nominating Committee is comprised of all outside Directors. The Compensation and Nominating Committee of the Board of Directors consists of Mr. Clark, Chair, Mr. Roach, Vice Chair and Dr. Rosen. No executive officer of TPG served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the last fiscal year.

PERFORMANCE GRAPH

  The graph shown below compares the cumulative total shareholder return for TPG's common stock since its initial public offering on April 10, 1995 with that of the Standard & Poor's 500 Index and the Russell 1000 Financial Services Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested quarterly. The total shareholders' returns are not necessarily indicative of future returns.

                COMPARISON OF THE PMI GROUP, INC. AND BENCHMARKS
                               TOTAL RETURN INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

                     TOTAL RETURN* AND TOTAL RATE OF RETURN

--------------------------------------------------------------------------------

                                                              RUSSELL 1000 FINANCIAL
          S&P 500                 THE PMI GROUP, INC.                SERVICES
----------------------------  ----------------------------  ---------------------------
 3/95    6/95   9/95  12/95    3/95   6/95   9/95   12/95    3/95   6/95   9/95  12/95
 ----    ----   ----  -----    ----   ----   ----   -----    ----   ----   ----  -----
100.00  106.41 114.87 121.79   n/a   116.58 127.47 121.88   100.00 108.43 124.45 131.19
 3/96    6/96   9/96  12/96    3/96   6/96   9/96   12/96    3/96   6/96   9/96  12/96
 ----    ----   ----  -----    ----   ----   ----   -----    ----   ----   ----  -----
128.33  134.09 138.24 149.76  117.65 114.75 143.57 149.79   141.18 143.66 155.75 175.90
 3/97    6/97   9/97  12/97    3/97   6/97   9/97   12/97    3/97   6/97   9/97  12/97
 ----    ----   ----  -----    ----   ----   ----   -----    ----   ----   ----  -----
155.77  180.57 194.1  199.68  135.72 169/02 155.44 196.227  181.98 216.48 244.32 264.11
  Total Rate of
   Return              99.68% Total Rate of Return   96.27% Total Rate of Return 164.11%

--------------------------------------------------------------------------------

Note: These numbers represent an index of total return performance of TPG's common stock vs. the S&P 500 and Russell 1000 Financial Services indices using the starting date of 3/31/95 with a value of 100. For The PMI Group, Inc., the starting date (value of 100) was 4/10/95, when the IPO was priced.

*Total Return = Capital Appreciation + Dividend Income

--------------------------------------------------------------------------------

SECTION 16(A) BENEFICIAL
OWNERSHIP REPORTING
COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires TPG's Directors and executive officers, and persons who own more than 10 percent of TPG's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. Directors, officers and more than 10 percent shareholders are required by SEC regulations to furnish TPG with copies of all Section 16(a) forms they file.

  Based solely upon a review of the copies of these Form 3, 4 and 5 reports received by TPG, and certain written representations received from TPG's directors and executive officers, TPG believes that, during fiscal year 1997, all Section 16(a) filing requirements were satisfied on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Allstate

  Set forth below is a description of certain agreements between TPG, PMI, Allstate Insurance Company ("Allstate") and its affiliates. Mr. Liddy, Chairman of the Board of TPG, also is President and Chief Operating Officer of The Allstate Corporation and its wholly-owned subsidiary, Allstate. Mr. Liddy has decided not to stand for election at the 1998 Annual Meeting of Shareholders. See "Director Not Standing For Reelection", above.

  The following agreements and transactions were entered into by and among TPG, PMI, The Allstate Corporation and Allstate in contemplation of or connection with TPG's initial public offering in April 1995.

  . In 1993, PMI entered into a reinsurance agreement with Forestview Mortgage Insurance Co. ("Forestview"), a wholly-owned subsidiary of Allstate, whereby Forestview agreed to reinsure all liabilities (net of amounts collected from third party reinsurers) in connection with PMI's mortgage pool insurance business in exchange for premiums received. In 1994, Forestview also agreed to fully assume PMI's mortgage pool insurance business, as soon as practicable after November 1, 1994, upon receipt of all required regulatory approvals. Until Forestview has assumed directly such mortgage pool insurance policies, PMI will remain primarily liable on the unassumed policies. Pursuant to this agreement, during 1997 PMI ceded $11.7 million of pool premiums to Forestview and Forestview reimbursed PMI for claims on the covered policies in an amount of $61.4 million. As of December 31, 1997, the Company has an $89.6 million reinsurance recoverable from Forestview.

  . On October 28, 1994, TPG entered into a Runoff Support Agreement with Allstate (the "Runoff Support Agreement") to replace various capital support commitments that Allstate had previously provided to PMI. Allstate agreed to pay claims on certain insurance policies issued by PMI prior to October 28, 1994, if PMI's financial condition deteriorates below specified levels, or if a third party brings a claim thereunder. Alternatively, Allstate may make contributions directly to PMI or TPG. In the event that Allstate makes payments or contributions under the Runoff Support Agreement (which possibility management believes is remote), Allstate would receive subordinated debt or preferred stock of PMI or TPG in return. During 1997, no payment obligation arose under the Runoff Support Agreement.

  . In 1995, TPG and Allstate entered into a Services Agreement whereby Allstate pays fees to TPG based on TPG's costs incurred in providing operational support to Forestview. Pursuant to such agreement, during 1997 Forestview paid approximately $840,303 to PMI. As of December 31, 1997, the Company has an $300,852 recoverable from Forestview.

  . In 1997, PMI paid approximately $163,447 to Allstate for support provided by the Allstate Research and Planning Center in connection with providing support of PMI's automated underwriting risk analysis system and other risk management related analysis. PMI expects to continue to obtain such services in the future. As of December 31, 1997, the Company owed $44,316 to Allstate for support provided by the Allstate Research and Planning Center.

  . Northbrook Services, an affiliate of Allstate, was paid approximately $135,849 in 1997 in connection with providing lockbox services. As of December 31, 1997, the Company owed approximately $10,000 to Northbrook Services for lockbox services.

  . In 1995, PMI entered into a tax sharing agreement among PMI, The Allstate Corporation, Allstate and Sears, Roebuck and Co. ("Sears"), whereby the parties agreed to govern the sharing and allocation of federal and state income tax liabilities, return preparation responsibilities, record retention, audit responsibilities and other similar matters in contemplation of TPG's IPO. Under the tax sharing agreement, PMI has continuing rights and obligations to Allstate and Sears for the tax effect of any changes in taxable income relating to the periods during which the PMI was part of the Sears tax group. As of December 31, 1997, Allstate owed PMI approximately $16.8 million, plus interest in connection with the filing of an amended federal tax return for 1991 and 1992.

ITEM 2: RATIFICATION OF
APPOINTMENT OF INDEPENDENT
AUDITORS

  Subject to shareholder ratification, the Board of Directors has appointed Deloitte & Touche LLP as independent public auditors to audit the financial statements of TPG for 1998. Deloitte & Touche LLP has audited the financial statements of TPG annually since 1994. One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders and to respond to appropriate questions. This proposal is presented to the shareholders in order to permit them to participate in the selection of TPG's auditors. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Board of Directors of TPG will consider the appointment of other auditors. Deloitte & Touche LLP also performed internal audit and tax related services in 1997 and is performing such services in 1998.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

OTHER MATTERS

  The Board of Directors does not know of any matters to be acted upon at the Annual Meeting of Shareholders except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business that may properly come before the Annual Meeting of Shareholders, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies in consultation with the Board of Directors.

SHAREHOLDER PROPOSALS
FOR 1999 ANNUAL MEETING

  Shareholders are entitled to present proposals for action at a forthcoming shareholders' meeting if they comply with the requirements of TPG's bylaws and the proxy rules promulgated by the Securities and Exchange Commission. Any proposals intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Secretary of TPG on or before December 22, 1998 in order to be considered for inclusion in TPG's proxy statement and form of proxy relating to such meeting.

                                       /s/ Victor J. Bacigalupi
                                           -----------------------
                                       Victor J. Bacigalupi
                                       Senior Vice President,
                                       General Counsel and Secretary

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              THE PMI GROUP, INC.

        The undersigned hereby appoints W. Roger Haughton, Victor J. Bacigalupi and L. Stephen Smith proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of Common Stock of The PMI Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of The PMI Group, Inc. to be held May 21, 1998 or any adjournments thereof as designated on the other side, and upon any and all such other matters as may properly come before the meeting.


      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)



--------------------------------------------------------------------------------
                            *FOLD AND DETACH HERE*


                        ANNUAL MEETING OF SHAREHOLDERS
                   ALL SHAREHOLDERS ARE CORDIALLY INVITED TO
                     ATTEND THE ANNUAL MEETING OF THE PMI
                      GROUP, INC.: THURSDAY, MAY 21, 1998
                                   9:00 A.M.
                              THE PMI GROUP, INC.
                         CONFERENCE CENTER, 17TH FLOOR
                             601 MONTGOMERY STREET
                            SAN FRANCISCO, CA 94111


        YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD. OR, IF YOU ARE A SHAREHOLDER OF RECORD, USE THE TOLL-FREE TELEPHONE NUMBER SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD TO AUTHORIZE A PROXY TO VOTE YOUR SHARES. YOU WILL REDUCE PMI'S EXPENSE IN SOLICITING PROXIES IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE.

The Board of Directors recommends a vote FOR Items          Please mark    [X]
1 and 2. Unless contrary Instructions are given             your votee as
below, this proxy will be voted in accordance               indicated in
with the recommendations of the Board of Directors.         this example


         FOR all nominees          WITHHOLD AUTHORITY
           listed below       for all nominees listed below
               [_]                       [_]

ITEM 1-ELECTION OF DIRECTORS
Nominees:

01  James C Castle             06  Kenneth T. Rosen
02  Donald C. Clark            07  Richard L. Thomas
03  W. Roger Haughton          08  Mary Lee Widener
04  Wayne E. Hedlen            09  Ronald H. Zech
05  John D. Roach

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


ITEM 2-RATIFICATION OF                FOR        AGAINST       ABSTAIN
       APPOINTMENT OF
       INDEPENDENT AUDITORS           [_]          [_]           [_]




          I PLAN TO                   YES          NO
          ATTEND THE
          MEETING                     [_]         [_]



SIGNATURE_____________________SIGNATURE____________________DATE_______________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                            *FOLD AND DETACH HERE*

                               VOTE BY TELEPHONE

                      QUICK *  *  * EASY * * *  IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

* You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

--------------------------------------------------------------------------------
OPTION #1:    TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS.
              PRESS 1
--------------------------------------------------------------------------------

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
OPTION #2:    IF YOU CHOOSE TO VOTE ON EACH PROPOSAL SEPARATELY, PRESS 0.
              YOU WILL HEAR THESE INSTRUCTIONS.
--------------------------------------------------------------------------------

        Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

                    To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

        Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
          PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE
--------------------------------------------------------------------------------


CALL * * TOLL FREE * * ON A TOUCH TONE TELEPHONE

        1-800-840-1208 - ANYTIME

       There is NO CHARGE to you for this call.

PROXY

                              VOTING INSTRUCTIONS
       TO THE TRUSTEE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              THE PMI GROUP, INC.

        The undersigned hereby authorizes and instructs the Trustee of The PMI Group, Inc. Savings and Profit-Sharing Plan to represent and vote, as designated on the reverse side, all shares of Common Stock of The PMI Group, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of said corporation to be held on May 21, 1998 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:


      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)



--------------------------------------------------------------------------------
                            *FOLD AND DETACH HERE*


                        ANNUAL MEETING OF SHAREHOLDERS
                   ALL SHAREHOLDERS ARE CORDIALLY INVITED TO
                     ATTEND THE ANNUAL MEETING OF THE PMI
                      GROUP, INC.: THURSDAY, MAY 21, 1998
                                   9:00 A.M.
                              THE PMI GROUP, INC.
                         CONFERENCE CENTER, 17TH FLOOR
                             601 MONTGOMERY STREET
                            SAN FRANCISCO, CA 94111


        YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD. OR, IF YOU ARE A SHAREHOLDER OF RECORD, USE THE TOLL-FREE TELEPHONE NUMBER SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD TO AUTHORIZE A PROXY TO VOTE YOUR SHARES. YOU WILL REDUCE PMI'S EXPENSE IN SOLICITING PROXIES IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE.

The Board of Directors recommends a vote FOR Items          Please mark    [X]
1 and 2.                                                    your votee as
                                                            indicated in
                                                            this example


         FOR all nominees          WITHHOLD AUTHORITY
           listed below       for all nominees listed below
               [_]                       [_]

ITEM 1-ELECTION OF DIRECTORS
Nominees:

01  James C Castle             06  Kenneth T. Rosen
02  Donald C. Clark            07  Richard L. Thomas
03  W. Roger Haughton          08  Mary Lee Widener
04  Wayne E. Hedlen            09  Ronald H. Zech
05  John D. Roach

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


ITEM 2-RATIFICATION OF                FOR        AGAINST       ABSTAIN
       APPOINTMENT OF
       INDEPENDENT AUDITORS           [_]          [_]           [_]




          I PLAN TO                   YES          NO
          ATTEND THE
          MEETING                     [_]         [_]


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED HEREON, BUT IF NO SPECIFICATION IS MADE, THE TRUSTEE WILL VOTE ALL OF THE SHARES FOR WHICH YOU ARE ENTITLED TO PROVIDE INSTRUCTION IN THE SAME PROPORTION AS SHARES FOR WHICH INSTRUCTIONS ARE RECEIVED. THE TRUSTEE MAY VOTE ACCORDING TO ITS DISCRETION ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.


SIGNATURE_____________________SIGNATURE____________________DATE_______________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                            *FOLD AND DETACH HERE*

                               VOTE BY TELEPHONE

                      QUICK *  *  * EASY * * *  IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

* You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

--------------------------------------------------------------------------------
OPTION #1:    TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS.
              PRESS 1
--------------------------------------------------------------------------------

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
OPTION #2:    IF YOU CHOOSE TO VOTE ON EACH PROPOSAL SEPARATELY, PRESS 0.
              YOU WILL HEAR THESE INSTRUCTIONS.
--------------------------------------------------------------------------------

        Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

                    To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

        Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
          PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE
--------------------------------------------------------------------------------


CALL * * TOLL FREE * * ON A TOUCH TONE TELEPHONE

        1-800-840-1208 - ANYTIME

       There is NO CHARGE to you for this call.

VIA EDGAR


April 21, 1998


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549-1004


RE:  THE PMI GROUP, INC. (COMMISSION FILE NUMBER 1-13664)
     1998 PROXY STATEMENT AND PROXY MATERIALS


Ladies and Gentlemen:

In connection with The PMI Group, Inc., Annual Meeting of Shareholders to be held on May 21, 1998, and pursuant to Rule 14a-6(b) of the Securities and Exchange Act of 1934, we are transmitting for filing the following definitive proxy materials:

     1.  The Shareholders letter.

     2.  The Notice of 1998 Annual Meeting and Proxy Statement.

     3.  The form proxy.

The proxy materials are being mailed to shareholders beginning April 21, 1998. On March 27, 1998, the Company filed with the Securities and Exchange Commission the Company's Annual Report on Form 10-K which incorporates by reference certain portions of the Company's proxy statement being filed herewith.

The requisite number of copies of the definitive proxy materials are being submitted to the New York Stock Exchange.

Please direct any questions or comments to the undersigned at (800) 288-1970, ext 197.


Sincerely,


/s/ Dwight D. Smith
Dwight D Smith


cc:  V. Bacigalupi

Enclosures